Redacted portions have been marked with asterisks (****). Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

                                                          CONFIDENTIAL TREATMENT

                                                                    EXHIBIT 10.8








                             SHAREHOLDERS AGREEMENT




                                  BY AND AMONG



                                  METROGAS S.A.


                 WILLIAMS INTERNATIONAL TELECOM (CHILE) LIMITED


                                       AND


                                  METROCOM S.A.




                                 MARCH 30, 1999

                             SHAREHOLDERS AGREEMENT


         THIS SHAREHOLDERS AGREEMENT ("Agreement") is made and entered into in Santiago, Chile, on this 30th day of March 1999, by and among (1) METROGAS S.A., a corporation duly organized under the laws of the Republic of Chile ("Metrogas"), (2) WILLIAMS INTERNATIONAL TELECOM (CHILE) LIMITED, a company duly organized under the laws of the Cayman Islands, and a wholly-owned subsidiary of Williams International Company ("Williams"); and (3) METROCOM S.A., a company duly organized under the laws of the Republic of Chile ("Company").

RECITALS:

         1. WHEREAS, Metrogas intends to develop and build an infrastructure consisting of a network of ducts and associated chambers for communications (the "Communications Infrastructure") parallel to and together with the natural gas distribution network that Metrogas has built and is building within the Metropolitan Region of Santiago, Chile. Metrogas created the Company as the legal entity that shall own the Communications Infrastructure, the Concession, and all other rights and obligations related thereto.

         2. WHEREAS, Metrogas and the Company have executed a Communications Infrastructure Purchase Agreement dated March 30, 1999 ("CIPA") pursuant to which Metrocom purchased the Communications Infrastructure from Metrocom.

         3. WHEREAS, in order to now ensure the successful development of the Company into a communications company ("Project"), Metrogas wishes to join with a reputable, international telecommunications operator that will provide technical experience and know-how, as well as strategic investors that will provide additional financial resources.

         4. WHEREAS, Williams wishes to expand its Latin American telecommunications operations into the Republic of Chile, views the Communications Infrastructure and the Project as an attractive business, and consequently wishes to contribute its technical skills, experience and know-how in the telecommunications industry, as well as financial resources, to the Project.

         5. WHEREAS, the mutually-agreed objectives of the Parties for the time period prior to commencement of roll-out of the network referred to in Whereas 1 and commercial operations of the Company are to actively seek and negotiate vendor financing for the Project and to seek acquisitions in order to both accelerate attainment of the goals and profitability of the Project.

         6. WHEREAS, as at the date of this Agreement, the authorized capital of the Company is Ch$31,041,118,060, divided into 128,160 Shares. 64,080 Shares have been issued and subscribed by Metrogas, and 15,920 Shares have been issued and subscribed by Williams, all of which have been fully paid up on or prior to the Closing Date (as defined herein). 48,160 Shares are authorized, but have not yet been issued, subscribed or paid-up, and each of which is subject to the warrant described in Section 3.6.

         7. WHEREAS, in order to provide for the stability of the Company and to promote continuity of its management and policies, the Shareholders have agreed to execute this Agreement setting forth their mutual understanding with respect to the organization, operation, objectives and mission of the Company, and with respect to the respective rights and obligations of the Parties.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

                                    SECTION 1

                                   DEFINITIONS

1.1. Affiliate. Unless otherwise defined herein, an "Affiliate" of a Person shall mean any of the following: (i) a Person is affiliated with another Person if one of them is the subsidiary of the other or both of them are subsidiaries of the same Person. For this purpose, (a) a Person is a subsidiary of another Person if it is directly or indirectly controlled by that other Person; (b) a Person is directly controlled by another Person if securities of the Person to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the Person are held, other than by way of security only, by or for the benefit of that other Person, and the votes attached to those securities are sufficient if exercised, to elect a majority of the directors of the Person; and (c) a Person is indirectly controlled by another Person if control, as described in Clause 1.1(b), is exercised through one or more other Persons which are Affiliates or subject to a voting agreement, whether oral or in writing; and (ii) a Person is affiliated with a partnership if the Person, or another Person with which the Person is affiliated, is a member of the partnership and owns more than fifty percent (50%) of that partnership interest.

1.2. Agreement. The "Agreement" shall mean this Shareholders' Agreement, as the same may be amended from time to time hereafter, compliance with which shall be binding upon the Parties and shall inure to the benefit of and be binding upon any successors and assigns (including Transfers to an Affiliate) of any Party that purchases Shares in accordance with Clauses 10.2 or 10.4, but not Clause
10.3 of this Agreement.

1.3. Board of Directors. The "Board of Directors" shall mean the Board of Directors of the Company, as the same may be constituted from time to time hereafter pursuant to applicable law and the By-Laws.

1.4. Bona Fide Offer. A "Bona Fide Offer" shall mean an offer in writing to a Shareholder, offering to purchase all or any part of the Shares owned by such Shareholder or any interest of the Shareholder therein and setting forth all the relevant terms and conditions of the proposed purchase, from an offeror who is ready, willing and able to consummate the purchase and who is neither the Company nor an Affiliate of such Shareholder.

1.5. Budget. The "Budget" shall mean the approved annual operating and capital budgets of the Company, which forms part of the approved Business Plan.

1.6. Business. The "Business" shall mean the areas and scope of business of the Company, which are the direct or indirect provision of local and long distance telephony, cable television, internet, data, and other facilities-based wireline and wireless and non-facilities based telecommunications and multimedia services in both the Primary Territory and the Secondary Territory, as well as to hold investments in communications businesses in both the Primary Territory and the Secondary Territory, as the same may be modified from time to time by the mutual agreement of the Shareholders.

1.7. Business Plan. The "Business Plan" shall mean the approved annual and long term business plan of the Company, as detailed further in Section 5.1 of this Agreement, and draft copies of which are attached as Annex A to this Agreement.

1.8. By-Laws. The "By-Laws" shall mean the by-laws of the Company in effect as of the date hereof, a copy of which are attached as Annex B to this Agreement, and as the same may be modified from time to time hereafter pursuant to applicable law.

1.9. Ch$. "Ch$" shall mean the domestic currency of the Republic of Chile.


1.10. CIPA. The "CIPA" shall mean the Communications Infrastructure Purchase Agreement that shall be executed on and dated March 30, 1999 between Metrogas and the Company, under which Metrogas agrees to sell and the Company agreed to purchase the existing and future Communications Infrastructure, in each case, on the terms and conditions specified therein. A copy of the CIPA is attached hereto as Annex C, which all Parties hereto acknowledge and agree as being the final version, and agree to and accept all terms and conditions thereof.


1.11. Closing Date. The "Closing Date" shall mean Wednesday, March 30, 1999.

1.12. Concession. The "Concession" shall mean the authorization granted to the Company in Supreme Decree No. 51 of February 19, 1997 by the Undersecretary of Telecommunications, Ministry of Transport and Telecommunications, under which the Company is authorized to install, operate and use an underground, high-capacity, fiber-optic cable network within the Metropolitan Region of Chile for a period of thirty (30) years from June 23, 1997. The authorized network has a length of 155 kilometers, with a service zone corresponding to the provinces of Santiago, Maipo and Cordillera, consisting of a principal network of two rings, with some derivations, and a secondary network which is joined to the principal network.

1.13. Company. The "Company" shall mean the legal entity called Metrocom S.A., organized and existing in accordance with the laws of the Republic of Chile, with Tax No. 96,790,850-9, incorporated under a public deed dated April 9, 1996 granted before Notary Public Raul Ivan Perry Pefaur, the extract of which was registered on Folio 87,776 No. 7159 of the Commercial Registry of 1996, published in the Official Gazette dated April 22, 1996, and protocolized on May 6, 1996 before Notary Public Raul Ivan Perry Pefaur. Throughout this Agreement, any reference to "Company" or "Metrocom" shall also mean, interchangeably, any subsidiary, as defined in Clause 1.1(i)(a), hereof.

1.14. Fair Market Value. The "Fair Market Value" of the Shares shall mean the price at which the Shares would be exchanged between a willing buyer and a willing seller, each having reasonable knowledge of all relevant facts concerning the purchase and sale, neither acting under compulsion to consummate the purchase and sale.

1.15. GAAP. "GAAP" shall have the meaning set forth in Section 7.1(b) of this Agreement.

1.16. Metrogas. "Metrogas" shall mean the legal entity called Metrogas S.A., organized and existing in accordance with the Republic of Chile, with Tax No. 96.722.460-K, incorporated under a public deed dated May 26, 1994 granted before Notary Public Victor Manuel Correa Valenzuela, the extract of which was registered on Folio 8,420 No. 9,401 of the Commercial Registry of 1994, published in the Official Gazette dated June 8, 1994.

1.17. Metrogas Shareholders. The "Metrogas Shareholders" shall mean, collectively, Compania de Consumidores de Gas de Santiago S.A., Compania de Petroleos de Chile S.A., Nova Gas Distribuidora de Chile S.A., Lone Star Gas Chile S.A., Gener S.A., and Trigas S.A.

1.18. Party or Parties. The "Party" (if in the singular) or "Parties" (if in the plural) shall mean each of Metrogas, Williams and the Company.

1.19. Person. A "Person" shall mean any entity, corporation, company, association, joint venture, joint stock company, partnership, limited liability company, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.

1.20. Primary Territory. The "Primary Territory" shall mean the Republic of
Chile.

1.21. Public Offering. A "Public Offering" shall mean a public offering of Shares or securities of the same class as the Shares pursuant to an effective registration statement under the applicable securities law legislation that allows the sale of Shares through a stock exchange.

1.22. Rights of Way. The "Rights of Way" shall mean the rights of way which have been or shall, in the future, be granted to the Company by virtue of: (i) the agreements described in Annex D to this Agreement, and (ii) any other authorization or permission that granted by any Person to Metrogas and/or the Company for the purpose of granting rights of way, building permits, rights of access, or other similar rights.

1.23. Secondary Territory. The "Secondary Territory" shall mean each of Argentina, Bolivia, Brazil, Colombia, Ecuador, Paraguay, Peru, and Uruguay.

1.24. Shareholder. A "Shareholder" shall mean each of Williams, Metrogas, each other Person who succeeds to the interest of such named Shareholders in and to any Shares in a manner permitted by the provisions of this Agreement; and each other Person who subscribes to new Shares in the Company.

1.25. Shares. The "Shares" shall mean the common shares of the capital stock of the Company specified in Recital 6 above, together with any other shares of the capital stock of the Company hereafter acquired by any Shareholder and any other shares or securities thereafter issued in respect of such shares in any reorganization, recapitalization, reclassification, readjustment or other change in a capital structure of the Company.

1.26. Technical Services Agreement. The "Technical Services Agreement" shall mean the technical services agreement that executed on March 30, 1999 between the Company and Williams International Services Company, a wholly-owned subsidiary of Williams International Company, under which Williams agreed to provide for technical services to the Company on the terms and conditions specified therein. A copy of the Technical Services Agreement is attached hereto as Annex E, which all Parties hereto acknowledge and agree as such final version, and agree to and accept all terms and conditions thereof.

1.27. Telecommunications Operator. A "Telecommunications Operator" shall mean any Person that operates telecommunications and communications networks and/or renders any telecommunications or communications services and/or conducts any business anywhere in the world which is related or similar to the Business of the Company.

1.28. Transfer. A "Transfer" of Shares or any interest of a Shareholder therein shall mean and include any sale, assignment, transfer, disposition, pledge, hypothecation or encumbrance, whether direct or indirect, voluntary, involuntary or by operation of law, and whether or not for value, of such Shares or such interest of a Shareholder therein.

1.29. USD. A "USD" shall mean United States Dollars. Where, throughout this Agreement, a USD amount is required to be paid in Ch$, the amount to be paid in Ch$ shall be calculated in accordance with the exchange rate known as the "dolar observado", established by the Central Bank of Chile and published in the Official Gazette on the date of payment.

1.30. Williams. "Williams" shall mean the legal entity called Williams International Telecom (Chile) Limited organized and existing in accordance with the laws of the Cayman Islands, with a Certificate of Incorporation dated September 29, 1998, and Memorandum and Articles of Association dated September 29, 1998.

                                    SECTION 2

                           ORGANIZATION OF THE COMPANY

2.1. Organization. The Company is organized under the laws of the Republic of Chile for the principal business purpose set forth in Section 2.6 below, and is a party to this Agreement.

2.2. Name. The corporate designation of the Company is METROCOM S.A., as such designation may be amended from time to time as may be mutually agreed to in writing by the Shareholders.

2.3. Principal Office. The principal office and place of business of Company shall be located in Santiago, Chile, or at such other place as may be mutually agreed to by the Shareholders.

2.4. By-Laws. The By-Laws of Company shall be as attached hereto as Annex B, and such By-Laws may be amended from time to time as may be mutually agreed to by the Shareholders.

2.5. Fiscal Year. The fiscal year of the Company shall be from January 1 to December 31, inclusive.

2.6. Business Purpose. The principal business purpose of the Company shall be to engage in the Business by whatever lawful means, and to do all things necessary, appropriate or advisable in furtherance thereof.

                                    SECTION 3

                   CAPITALIZATION AND FINANCING OF THE COMPANY

3.1. Authorized and Actual Capital. The Company has an authorized capital of Ch$31,041,118,060, divided into 128,160 Shares of common stock.

3.2. Subscription of Shares.

(a) 64,080 Shares have been issued and subscribed by Metrogas, of which 19,999 were subscribed and fully paid-up upon incorporation of the Company; 44,080 were subscribed in accordance with the terms of the Stock Subscription Agreement dated March 30, 1999 executed by Metrogas and the Company, all of which were fully paid-up in cash on the Closing Date; and 1 was purchased from Francisco Gazmuri Schleyer (hereinafter referred to as "Gazmuri") in accordance with the terms of the Stock Purchase Agreement dated March 30, 1999 executed by Metrogas and Gazmuri;


(b) 15,920 Shares have been issued and subscribed by Williams in accordance with the terms of the Stock Subscription Agreement dated March 30, 1999 executed by Williams and the Company, all of which were fully paid-up in cash on the Closing Date; and


(c) 48,160 Shares have been authorized, but have not yet been issued, subscribed or paid-up, and each of which is subject to the warrant described in Section 3.6.

3.3. Future Capital Contributions, Shareholders' Loans, and/or Subordinated
Debt.

(a) No additional capital stock may be issued by Company other than by the mutual written consent of the Shareholders. The Shareholders hereto shall meet no less frequently than annually following the date of this Agreement to determine the capital needs of the Company for the next succeeding year.

(b) The Shareholders may, but shall not be obligated to, mutually agree to make additional equity capital contributions and/or shareholders' loans to the Company in equal proportion to their respective shareholdings. Upon written notification by the Board of Directors to the Shareholders that the Company does not have sufficient capital to fund the activities of Company, the Shareholders shall promptly meet with management of Company to ascertain the amount of funding reasonably required by Company under the circumstances. The Shareholders shall thereafter enter into a mutually acceptable agreement with respect to such additional capital contributions, if any.

3.4. Withdrawals of Capital. Except as otherwise provided in this Agreement or the By-Laws, no Shareholder shall have the right to withdraw or to demand a return of all or any part of its capital contribution to the Company. In the event of any conflict or discrepancy between this Agreement and the By-Laws on this matter, the By-Laws shall take precedence.

3.5. Material Breach. Notwithstanding Section 13.1 of this Agreement, the failure of any Shareholder to make a capital contribution or shareholders' loan as required pursuant to this Section 3 shall constitute a material breach of this Agreement.

3.6. Williams' Warrant. For these purposes, Williams, the Company and Metrogas have entered into a Warrant Agreement dated March 30, 1999, pursuant to which Williams may, if it so decides, subscribe to the 48,160 Shares, referred to in
Section 3.2(c) above, that have been authorized, but have not yet been issued, subscribed, or paid-up.

                                    SECTION 4

                      MANAGEMENT AND CONTROL OF THE COMPANY

4.1. Resolutions requiring Special Majority of Directors or Shareholders

(a) Subject to the provisions of Clause 4.1(b), the Board of Directors or the Shareholders must pass resolutions for the purpose of determining the following matters, as and when necessary for the proper functioning and operation of the Company.

(b) Notwithstanding anything contained in the By-laws or this Agreement to the contrary, the Company must not take any of the following actions or take any action with respect to any of the following matters without obtaining the prior authorization of no less than six (6) members of the Board of Directors (in the event that the By-laws provide that such actions are to be decided by the Board of Directors) or 80.2% of the total issued Shares of the Company (in the event that the By-laws provide that such actions are to be decided by the Shareholders):

         (i) Approval of Business Plan, which includes the Budget.

         (ii) Approval of accounting policies to be applied and used by the Company on a consistent basis, provided always that such accounting policies are within the generally accepted accounting principles within the Republic of Chile.

         (iii) Any material changes, modifications, extensions to or reductions of the scope of the Business.

         (iv) Debt and financing policies of the Company, including debt securities, indebtedness or pledges that are not included in the approved Business Plan or Budget.

         (v) The maximum ratio of debt to equity of the Company.

         (vi) The minimum level of working capital available or liquidity ratio of the Company.

         (vii) Any action or inaction which would involve a variation of the aforementioned debt to equity ratio and/or the minimum level of working capital available or liquidity ratio above or below, as applicable, the levels authorized by the Board of Directors or the Shareholders.

         (viii) Capital expenditure of more than five percent (5%) of the capital budget within the Budget, unless such expenditure is already included in the approved Business Plan or Budget.

         (ix) Any Public Offering of all or part of the Shares.

         (x) Any purchase, sale, lease, exchange or other acquisition or disposition for a total value of more than five percent (5%) of all or substantially all of the non-essential assets of the Company, unless such purchase, sale, lease, exchange or other acquisition or disposition of all or substantially all of the non-essential assets of the Company for a total value of more than five percent (5%) of non-essential assets is already included in the approved Business Plan or Budget.

                  Furthermore, any purchase, sale, lease, exchange or other acquisition or disposition of any essential assets of the Company must be approved by the Board of Directors or the Shareholders in accordance with this Clause 4.1(b). For the purposes of this Clause 4.1(b), the term "essential assets" shall mean any asset without which the Company would be unable to conduct the Business.

         (xi) Any material changes to or transfers of the Concession, or the acquisition of new telecommunications concessions, excluding applications for new licenses pursuant to the laws of the Republic of Chile.

         (xii) Related party transactions. For this purpose, the term "related party transaction" shall include the entering into or modification of the CIPA, the Technical Services Agreement, and any other agreement or transaction between the Company and any Shareholder, affiliate of the Company or any Shareholder, or director, officer or employee of the Company, as well as the placing by the Company of any Orders (as defined under the Technical Services Agreement) under the Technical Services Agreement for more than US$100,000 per Order. For the purposes of this Clause 4.1(b)(xii) only, an "affiliate" of a Person shall mean a Person directly or indirectly controlling, controlled by or under common control with such Person; or a Person owning or controlling 10% or more of the outstanding voting securities of such Person.

         (xiii) Appointment of external auditors of the Company.

         (xiv) Appointment of the members of and delegation of powers to the committees constituted by the Board of Directors in accordance with Clauses 4.4, 4.5, and 4.6 of this Agreement.

         (xv) Any increase or decrease of the capital of the Company.

         (xvi) The execution of any agreement which involves or implies the Transfer, lease, rent, or use without payment of the existing and/or future telecommunications infrastructure described in the CIPA.

         (xvii) All matters specified in Article 67 of Law No. 18.046 of 1981 (Corporations Law) (Ley de Sociedad Anonimas N(0)18.046 de 1981).

4.2. Board of Directors

(a) The By-laws shall provide that the Board of Directors shall consist of seven
(7) permanent directors and seven (7) alternate directors, of which two (2) permanent and alternate director shall be nominated by Williams (one of which shall be nominated by Williams through the use of its own voting rights, and one of which shall be nominated by Metrogas, through the voting rights of Metrogas, upon express instruction by Williams) and five (5) permanent and alternate directors shall be nominated by Metrogas. For the purposes of Section 4.2(d) of this Agreement, Williams shall be deemed to have nominated two (2) directors. In the event, however, that the shareholding percentages in the Company of each of Williams and Metrogas vary in any manner, the number of directors which each of Williams and Metrogas are entitled to nominate to the Board of Directors and the relevant quorum and voting percentages for both meetings of the Board of Directors and Shareholders of the Company shall also vary in accordance with the relevant change of shareholding percentages.

(b) For as long as Williams holds 19.9% or more of the Shares of the Company, Williams shall be entitled to nominate the Chairman of the Board of Directors. In the event that Williams does not hold 19.9% or more of the Shares of the Company, the Chairman of the Board of Directors shall be nominated by a simple majority of the members of the Board of Directors.

(c) In the event of a tie at any meeting of the Board of Directors, the chairman shall have a second or casting vote.

(d) If a vacancy in any directorship should occur, for whatever reason, the Shareholder who had nominated the former director shall nominate his replacement. The Shareholders agree to vote their respective shares for the election of such nominee. Vacancies shall be filled by vote of the Shareholders as provided in the By-laws. A Shareholder may remove any director nominated by such Shareholder, with or without cause, and may replace such director with his or its nominee and the other Shareholder shall vote its shares to effect such removal and replacement.

(e) The Board of Directors shall manage the business of Company and may exercise all powers normally exercised by a Board of Directors, except for such powers as are required to be exercised by Shareholders, all in accordance with the By-laws and applicable statutes. All actions by the Board of Directors shall require the affirmative vote of a majority of the total members of Board of Directors at a meeting at which a quorum is present, except for such actions as to which a higher than majority vote is required pursuant to the provisions of Clause 4.1(b) above of this Agreement, the By-laws or applicable law.

(f) The initial seven (7) directors of the Company and their alternates shall be the following:

(i)      Nominated by Williams:

         Permanent Directors:

         Antonio Ortuzar Vicuna
         Arturo Garnham Bravo

         Alternate Directors:

         Rodrigo Cuchacovich Aresti
         Jaime Munro Cabezas

(ii)     Nominated by Metrogas:

         Permanent Directors:

         Juan Claro Gonzalez
         Jorge Bunster Betteley
         Bruno Phillippi Irarrazabal
         Gariel Leon Burgos
         Carlos Alberto Cruz Claro

         Alternate Directors:

         Jorge Rosenblut Ratinoff
         Eduardo Morande Montt
         Francisco Gazmuri Schleyer
         Ramiro Mendez Urrutia
         Francisco Marin Jordan

(g) The composition of the board of directors of the Company may be modified from time to time considering the new percentage allocated to the Parties during a period.

4.3. Senior Officers and Managers.

(a) The senior officers of the Company, including, but not limited to the Chief Executive Officer, Chief Operating Officer, Director of Engineering and Construction, Chief Technology Officer, Director of Finance and Administration, Chief Financial Officer, Chief Legal Officer, Company Secretary, and the managers of the audit, regulatory, human resources and customer services divisions of the Company shall be appointed by the Board of Directors having regard to cost efficiency considerations, shall be remunerated by the Company in accordance with prevailing market rates and employment arrangements as may be required by the Company.

(b) Any two or more senior officer positions may be held by the same person.

(c) Notwithstanding Clause 4.3(a), the senior officers and managers of the Company shall be nominated by Williams and appointed upon the affirmative vote of any six (6) members of the Board of Directors. The removal of any senior officer or manager of the Company shall be jointly approved by the Chief

Executive Officers of Metrogas and Williams, prior to such removal being effected. If the Chief Executive Officers are unable to reach mutual agreement, the matter shall be referred to the Board of Directors for resolution, where the decision to remove or not to remove the senior officer or manager in question shall be resolved upon the affirmative vote of any six (6) members of the Board of Directors.

(d) In the event that any senior officer or manager of the Company is removed in accordance with Clause 4.3(c) above, it is expressly agreed that such senior officer or manager may only be re-appointed to any senior officer or manager position within the Company upon the affirmative vote of any four (4) members of the Board of Directors.

4.4. Management Committee. Subject to review by the Board of Directors, a Management Committee consisting of any number of directors, senior officers and/or managers of the Company as are deemed necessary by the Board of Directors shall be constituted with authority to decide such matters as may be delegated to it from time to time by resolution of the Board of Directors, including the following:

(a) Compensation, including salaries, bonuses and incentive compensation to be received by the employees of the Company, other than officers;

(b) The appointment and removal of any employee of the Company;

(c) The establishment or modification of the Company's proposed annual budget for consideration by the Board of Directors; and

(d) The recommendation to the Board of Directors of appropriate bookkeeping and accounting policies, including the selection of the Company's bookkeeper.

Regular meetings of the Management Committee may be held at such time and place as shall from time to time be fixed by such Management Committee and no notice thereof shall be required.

4.5. Audit and Compliance and other Committees. Subject to review by the Board of Directors, an Audit and Compliance Committee consisting of three (3) Directors shall be constituted with authority to decide such audit and compliance matters as may be delegated to it from time to time by resolution of the Board of Directors.


                                    SECTION 5

                       BUSINESS ACTIVITIES OF THE COMPANY

5.1. Business Plan.

(a) Following the execution of this Agreement, the Shareholders shall mutually develop and agree upon the final Business Plan (both annual and long term) for the Company, the initial draft of which is attached as Annex A to this Agreement. The Shareholders shall, by December 31 of each calendar year, adopt the annual Business Plan corresponding to the subsequent calendar year.

(b) Without limitation, the Business Plan shall set forth in reasonable detail the plans, goals and objectives of the Company, including the development plan, operating plan, financing plan, marketing and sales plan, any capital and operating expense budgets, cash flow statements, projected balance sheets and profit and loss statements for each month and for the end of such year itemized in such detail as the Shareholders may reasonably determine, the maximum ratio of debt to equity of the Company, the minimum level of working capital available or liquidity ratio of the Company, and such other matters as may be determined by the Shareholders. The Shareholders shall meet no less frequently than annually to review the approved Business Plan and develop and agree upon subsequent Business Plans for the Company during the term of this Agreement.

5.2. Budget. The Budget, comprising the operating and capital budgets shall be adopted by the Shareholders every twelve (12) months during the term of this Agreement. Following the execution of this Agreement, the Shareholders shall mutually develop and agree upon the final Budget for the Company for the 1999 calendar year.

5.3. Additional Business Activities. The Shareholders contemplate that there may be additional opportunities for mutual development of other areas of interest by the Company. At any time either of the Shareholders may suggest that further discussions be conducted regarding such other opportunities. As a result of such development of other areas of interest, the Company may be required to have a capital increase which may dilute the interest of some shareholders and request a reconstitution of the Board.

5.4. Compliance with Business Plan. The Company shall conduct the Business in accordance with the Business Plan, unless prior authorization to vary the terms of the Business Plan has been obtained under Clause 4.1 of this Agreement.

                                    SECTION 6

                      OPERATIONAL ACTIVITIES OF THE COMPANY

Each of the Shareholders covenants and agrees to cause the management of the Company to conduct the business of the Company in the following manner:

6.1. Corporate Existence. The Company shall maintain its corporate existence in good standing and comply with all applicable laws and regulations of the Republic of Chile or of any political subdivisions thereof and of any government authority where failure to so comply would have a material adverse impact on the continuation of the Company and/or its business or operations.

6.2. Preparation of and Compliance with Budget. To the extent that it is required to do so, the Company shall prepare the Budget in accordance with the terms and within the framework of the Business Plan. Further, the Company shall conduct the Business in strict accordance with the financial and other terms, specifications, and limits specified in the Budget, unless prior authorization to exceed such terms, specifications and limits has been obtained under Clause
4.1 of this Agreement.

6.3. Operation to Public Listing Standards. Unless provided otherwise in the By-laws or this Agreement, and notwithstanding that the Company may not, at the relevant time, be listed on one of the public stock exchanges in the Republic of Chile or any other stock exchange, the Company shall conduct the Business at all times in accordance with the regulations and legislation which are applicable to companies that are listed on one of the public stock exchanges in the Republic of Chile.

6.4. Accounting and Internal Controls.

(a) The Company shall conduct the Business at all times in accordance with high standards of business ethics and to maintain Company's accounts in accordance with generally accepted accounting principles consistently applied and, specifically, shall:

(i) Maintain full and accurate books, records, and accounts which shall, in reasonable detail, accurately and fairly reflect all transactions of Company and shall be kept according to generally accepted accounting principles, consistently applied, employing standards, procedures and forms conforming to established practice internationally and in the Republic of Chile; and

(ii) Devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, all tax returns and to maintain accountability for assets, (C) access to assets is permitted only in accordance with general or specific authorizations, and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) The Company shall have its annual financial and accounting books and records reviewed by the external auditors, appointed by the Board of Directors in accordance with Clause 4.1(b)(xiii) of this Agreement, in accordance with generally accepted auditing standards internationally and in the Republic of Chile.

6.5. Payment of Taxes and Maintenance of Properties.

The Company shall:

(a) pay and discharge promptly, or cause to be paid and discharged promptly when due and payable, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its properties, other than such taxes, assessments, charges or levies as the Company is contesting in good faith through appropriate proceedings; and

(b) maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition.

6.6. Insurance. The Company will obtain and maintain in force such property damage, public liability, business interruption, worker's compensation, and other types of insurance as the Company's senior officers shall determine to be necessary or appropriate, in accordance with insurance standards from time to time existing within the Republic of Chile, to protect the Company from the insurable hazards or risks associated with the conduct of the Company's business. The senior officers shall periodically report to the Board of Directors on the status of such insurance coverage. All such insurance policies shall be maintained in at least such amounts and to such extent as shall be determined to be reasonable by the Board of Directors. All such insurance shall be effected and maintained in force under a policy or policies issued by insurers of recognized responsibility, except that the Company may effect worker's compensation or similar insurance in respect of operations in any other jurisdiction either through an insurance fund operated in other jurisdiction or by causing to be maintained a system or systems or self-insurance which is in accord with applicable laws.

                                    SECTION 7

                              FINANCIAL INFORMATION

7.1. Financial Information. The Company will furnish the following information to the Board of Directors and each Director:

(a) As soon as practicable after the end of each fiscal year, and in any event within 120 days thereafter, a balance sheet of the Company, as of the end of such fiscal year, and a statement of income and a statement of changes in financial position of the Company for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and with an audit opinion thereon from independent auditors of recognized international standing selected in accordance with Section 4.1(b)(xiii).

(b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of changes in financial position of the Company for such period and for the current fiscal year to date, prepared in accordance with United States or international and Republic of Chile generally accepted accounting principles consistently applied ("GAAP"), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made. Said financial statements shall be signed by an officer of the Company who shall state that such financial statements are in accordance GAAP, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(c) As soon as practicable after the end of each fiscal month, and in any event within fifteen (15) days thereafter, a balance sheet of the Company as at the end of such month, and a statement of income of the Company for such month, and for the current fiscal year to date, in each case setting forth in comparative form the Company's projected balance sheets and projected statements of income for the corresponding periods (as prepared pursuant to Section 5.1), prepared in accordance with GAAP, all in reasonable detail and certified subject to changes resulting from year-end audit adjustments, by the Chief Financial Officer of the Company; provided, however, that any financial statements provided hereunder need not contain any footnotes. To such financial statements there shall be appended a discussion and analysis, in reasonable detail, of such financial statements and the general business condition and prospects of the Company by management of the Company so as to assist the recipients in understanding and interpreting such financial statements.

(d) All such information and/or documents as may be required to permit the Board of Directors and/or the Shareholders, as the case may be, to make informed judgments with respect to the Company's annual Business Plan and all other matters of interest to them.

(e) Each Shareholder agrees that it shall cause and ensure that any confidential, proprietary or secret information which the Directors nominated by such Shareholder to the Board of Directors may obtain from the Company, and which the Company has prominently marked 'confidential', 'proprietary' or 'secret' or has otherwise identified as being such, pursuant to financial statements, reports and other materials submitted by the Company as required hereunder, or pursuant to visitation or inspection rights granted hereunder, shall be deemed to be Confidential Information (as defined in Section 9 below).

                                    SECTION 8

                             INDEPENDENT ENTERPRISE

8.1. Independent Enterprise. The Shareholders agree to cause Company at all times to be conducted as an independent enterprise for profit. Except as otherwise provided herein, all commercial transactions between Company and either of the Shareholders (or their Affiliates) shall be conducted on an arm's-length basis with neither granting to the other terms or conditions more favorable than would be accorded non-related third-parties, except as the Shareholders may otherwise mutually agree prior to such transaction.

                                    SECTION 9

                   SHAREHOLDER RIGHTS, DUTIES AND OBLIGATIONS

9.1. Ownership Participation. The Shareholders expressly agree that the ownership participation of Williams and Metrogas in the Company may be direct or indirect through one or more of such Party's Affiliates; however, notwithstanding the foregoing, Williams and Metrogas, respectively, shall remain fully bound by and subject to the provisions of this Agreement both before and after any Transfer to an Affiliate (if applicable), and the rights and obligations herein.

9.2. Cooperation and Support. Each of the Shareholders agrees to cooperate fully with each other to realize the purposes of the Company and the objectives otherwise set forth in this Agreement, and shall assist the Company in complying with all applicable state and local regulations with regard to the development and scope of the Business.

9.3. Fiduciary Duties. The Shareholders, the officers and the directors of the Company shall all have fiduciary responsibility for the safekeeping and use of all of the funds and assets (including records) of the Company, whether or not such funds or assets are in their immediate possession or control, for exclusive benefit of the Company and the Shareholders.

9.4. Shareholder Obligations.

(a) Metrogas must fulfill its obligations under this Agreement and the CIPA; however, any disputes arising between Metrogas and the Company with respect to the CIPA or performance thereunder shall be resolved in accordance with the provisions of such CIPA, and shall be subject to the remedies contained therein.

(b) Williams must fulfill or cause to be fulfilled its obligations under this Agreement and the Technical Services Agreement; however, any disputes arising between Williams and the Company with respect to the Technical Services Agreement or performance thereunder shall be resolved in accordance with the provisions of such Technical Services Agreement, and shall be subject to the remedies contained therein.

(c) The Shareholders shall be obligated to undertake or cause to be undertaken all acts necessary in order for the Business to be developed in accordance with the terms of the Business Plan, unless otherwise prevented by reasons of Force Majeure.

(d) The Shareholders shall be obligated to disclose to each other the existence of any agreement, fact or situation of any nature whatsoever, whether such agreement, fact or situation exists or has taken place within or outside of the Republic of Chile, which has or may have any effect on the use or operation of the Communications Infrastructure (as defined in the CIPA).

(e) In the event that Williams has not exercised the warrant referred to in
Section 3.6 of this Agreement by the third anniversary of the Closing Date, the Shareholders shall be obligated to cause a special meeting of the Shareholders to be held on such third anniversary of the Closing Date, or the next Business Day thereafter, at which the Shareholders must (i) attend in order to form the necessary quorum; (ii) use their voting rights to both annul the 48,160 Shares that were authorized but not issued or subscribed at the Special Shareholders' meeting held on March 1, 1999; and (iii) further authorize 48,160 new Shares, over which Williams shall have the same right to subscribe as specified in
Section 3.6 of this Agreement, effective however only until the fourth anniversary of the Closing Date.

(f) In the event however that, by the fourth anniversary of the Closing Date, Williams has not subscribed the 48,160 authorized Shares referred to in Section 9.5(e)(iii) above, the Shareholders shall be obligated to cause a new special meeting of the Shareholders to be held on such fourth anniversary of the Closing Date, or the next Business Day thereafter, at which the Shareholders must (i) attend in order to form the necessary quorum; (ii) use their voting rights to annul the 48,160 authorized Shares referred to in Section 9.5(e)(iii) above; and
(iii) modify the By-Laws as required so as to be consistent with the following, effective on and after the fourth anniversary of the Closing Date:

         (i) Section 4.1(b) to be deleted in its entirety, and replaced with the following: "All resolutions by the Board of Directors or the Shareholders shall be passed by a simple majority of its members.".

         (ii) Williams shall be entitled to nominate one (1) permanent director and one alternate director.

         (iii) The voting quorums specified in Sections 4.3(c) and (d) of this Agreement that are required for the appointment, removal and re-appointment of the senior officers and managers of the Company shall be a simple majority of the members of the Board of Directors of the Company.

         (iv) The following sentence from Section 4.2(a) to be deleted: "For the purposes of Section 4.2(d) of this Agreement, Williams shall be deemed to have nominated two (2) directors.".

(g) For the purposes of Sections 9.4(e) and (f), the Company Secretary of the Company shall, no later than January 30, 2002 and also, if Williams has not exercised the warrant referred to in Section 3.6 of this Agreement by the third anniversary of the Closing Date, issue a written reminder notice no later than January 30, 2003 to Williams. Notwithstanding the foregoing, the Parties expressly acknowledge and agree that failure by the Company Secretary of the Company to issue, or the failure by Williams to receive, such written reminder notice shall not entitle Williams to any additional time period within which to exercise the warrant referred to in Section 3.6 of this Agreement, nor shall it entitle Williams to have any recourse, in any manner whatsoever, against the Company or the officers, directors, or other shareholders thereof.

9.5. Referral of Opportunities.

(a) Within the Primary Territory, all telecommunications, communications and entertainment projects and opportunities, which are in competition to and/or within the Business of the Company, must be referred by the Shareholders to the Company only. In the event that the Board of Directors or the Shareholders decide that the Company shall not pursue the referred projects or opportunities, any Shareholder who voted affirmatively or whose directors voted affirmatively in favor of the Company pursuing the referred project or opportunity shall be entitled to itself pursue such project or opportunity, independently of the Business of the Company.

(b) Within the Secondary Territory, the Shareholders shall be obligated to comply with Clause 9.5(a) above only where such new projects and opportunities consist of telecommunications and/or other communications projects and opportunities that are being developed "piggy back" with another natural gas infrastructure or service.

(c) With respect to any new project or opportunity which consists of telecommunications and/or other communications projects and opportunities that are being developed "piggy back" with another utility infrastructure or service (other than natural gas), the Shareholders shall only be obligated to comply with Clause 9.5(a) above where such new project or opportunity is in the Republic of Argentina and/or Peru.

9.6. Sale of Affiliate Shares. No Shareholder who holds ultimate, beneficial ownership of its Shares through an Affiliate may Transfer its ownership interest in such Affiliate to another Person without obtaining prior written permission of the other Shareholders.

9.7. Entering into and Disclosure of Voting Agreements. Each Shareholder shall be permitted to enter into any type of agreement, whether orally or in writing, with another Shareholder, under which such Shareholder has a mutual understanding with another Shareholders to use their votes in conjunction with each other in any meeting of Shareholders or to cause the directors nominated by such Shareholder, to use their votes in conjunction with each other in any meeting of the Board of Directors, regardless of the subject matter of such agreement. Notwithstanding the foregoing, if any Shareholder enters into any type of voting agreement with another Shareholder, then such agreeing Shareholders must immediately disclose as such to the other Shareholders.

9.8. Confidentiality and Non-Disclosure Obligation.

(a) The Shareholders agree, and each Shareholder agrees to cause its own officers, directors, employees or representatives and the Company and the officers, directors, employees or representatives of the Company, to preserve, protect and keep secret all financial, technical, operating and other information relating to (a) this Agreement and any aspect thereof, (b) the Business, (c) the

CIPA and the Technical Services Agreement, (d) any basic proprietary technology developed or acquired by any of the Shareholders, and (d) any other matter that is of a proprietary or confidential nature, and which has not previously been made generally available to the public ("Confidential Information").

(b) The Shareholders agree, and each Shareholder agrees to cause the Company, not to use the Confidential Information for any purpose unrelated to this Agreement, the Business or the CIPA and the Technical Services Agreement, other than as required by applicable laws. Further, the Shareholders agree, and each Shareholder agrees to cause the Company, to safeguard and strictly control the dissemination of the Confidential Information and not to disclose the Confidential Information to any Person, other than as required by applicable laws.

9.9. Employee Confidentiality Agreements. The Shareholders agree, and each Shareholder agrees to cause the Company, to enter into with the respective employees and consultants such proprietary information and confidentiality, trade secret protection and non-competition agreements as are reasonably determined to be appropriate from time to time by their respective Boards of Directors.


                                   SECTION 10

                    RESTRICTIONS ON TRANSFERABILITY OF SHARES

10.1. Third Party Shareholders. The Parties expressly agree that no Person other than Williams, Metrogas, the Metrogas Shareholders or their respective Affiliates thereof, shall be entitled to hold, directly or indirectly, more than thirty percent (30%) of the total issued capital stock of the Company.

10.2. Transfers to Affiliates.

(a) Notwithstanding anything to the contrary contained in this Section 10, any Shareholder shall be entitled to effect a Transfer of its Shares to an Affiliate at any time during the term of this Agreement. In the case of Metrogas, the Shareholders expressly agree that Metrogas shall be entitled to effect a Transfer of its Shares to one or more Metrogas Shareholders or any Affiliate of any of the Metrogas Shareholders. For the purpose of this Section 10.2(a), an Affiliate of a Shareholder shall also include a Person directly or indirectly controlling, controlled by or under common control with such Shareholder; or a Person owning or controlling 10% or more of the outstanding voting securities of such Shareholder.

(b) Further, in the event that any Shareholder wishes to effect a Transfer of its Shares to an Affiliate during the After Lock Up Period (as defined in Clause
10.4 below), such Shareholder shall be not be obligated to comply with the right of first notice provisions contained in Clause 10.4 or the "tag-along" provisions contained in Clause 10.5.

(c) Any purchasing Affiliate must agree in writing to be bound jointly and severally with the Shareholder effecting the Transfer by the terms and conditions of this Agreement.

10.3. No Sale or Transfer for Five Years ("Lock Up Period").

(a) Without the prior written consent of the other Shareholders, and subject to the exceptions specified in Clause 10.3(b), no Shareholder shall be entitled to effect a Transfer of its Shares for a period of five (5) years from the date of this Agreement (the "Lock Up Period"). Unless such prior written consent is given, the proposed Transfer may not take place, and any attempted Transfer in breach of this Clause 10.3(a) shall be deemed null and void, with the Shareholders expressly agreeing that such attempted Transfer shall immediately render the Shareholder that made such attempt in material breach of this Agreement, and subject to the provisions of Clause 10.7 of this Agreement and the respective consequences thereof.

(b) Notwithstanding Clause 10.3(a), any Shareholder may, during the Lock Up Period, effect a Transfer of its Shares to any Person who is a financial investor. For the purposes of this Agreement, the term "financial investor" shall be understood to mean any Person which (i) is not a Telecommunications Operator or utility company, or (ii) directly, or indirectly through Affiliates, does not hold more than 50% of the issued shares of a Telecommunications Operator, provided always, however, that where applicable, Williams and Metrogas (whether directly or indirectly through Affiliates) together maintain ownership of no less than 50.1% of the Shares of the Company.

(c) It is expressly stated by the Parties that any such financial investor shall not be a Party to this Agreement, and that the financial investor shall not be bound by the terms and conditions of this Agreement and, furthermore, that the Shareholder effecting the Transfer to the financial investor shall not be obligated to provide either a first notice or "tag-along" option referred to in Clauses 10.4 and 10.5, respectively, to the other Shareholders.

10.4. Right of First Notice ("After Lock-Up Period").

(a) If, after five (5) years from the date of this Agreement ("After Lock Up Period"), Williams or Metrogas shall desire to sell all or part of its Shares other than in connection with a Public Offering (herein referred to as the "selling Shareholder"), then the selling Shareholder shall first provide the other Shareholders (hereinafter referred to as the "non-selling Shareholders") with written notice ("First Notice") of its desire to sell, such notice which shall include a description of the number of Shares to be sold, the sale price, and the financial terms of sale.

(b) The non-selling Shareholders shall, for a period of ninety (90) days from the date of receipt of the First Notice, be entitled to exercise the right to purchase the Shares included in the First Notice, and on the same terms therein, by delivering written acceptance to the selling Shareholder. If the more than one non-selling Shareholder wishes to exercise such right to purchase, the Shares included in the First Notice shall be divided among the non-selling Shareholders in accordance with their then-current shareholdings.

(c) If the non-selling Shareholders exercise such right of purchase, they shall have an additional period of ninety (90) days after such exercise within which to make payment for, and take title to, such Shares.

(d) If the non-selling Shareholders do not exercise such right of purchase within the aforementioned period of ninety (90) days, the selling Shareholder shall, for a period of 180 days be entitled to sell the Shares to any Person, provided that the sale price and financial and other terms are no less favorable than those specified in the First Notice. If no sale is effected during the aforementioned period of 180 days, the selling Shareholder shall be obligated to provide a new First Notice to the non-selling Shareholders in the event that the selling Shareholder still wishes to sell its Shares.

(e) Any Person purchasing Shares under this Clause 10.4 must agree in writing to be bound, jointly and severally with the selling Shareholder effecting the Transfer, by the terms and conditions of this Agreement.

(f) In the event that any Shareholder receives a Bona Fide Offer from any Person for its Shares, then the selling Shareholder shall first provide the non-selling Shareholders with a copy of the Bona Fide Offer received, upon which the same procedure as contained in Clauses 10.4(a) to (e) above must be carried out.

10.5. "Tag Along" Option for Metrogas and Williams.

(a) In the event that either Williams or Metrogas owns less than 50% of the Shares of the Company, and the other Party (referred to in this Section 10.5 as the "Transferring Party") wishes to effect a Transfer of all or part of its Shares under Clause 10.4 during the After Lock Up Period, the non-Transferring Party shall be entitled to a "tag along" option for all or part of its Shares, at the sole option of the non-Transferring Party, on the same financial and other terms and conditions as the Shares being sold by the Transferring Party.

(c) In this case, the Transferring Party shall first provide to the non-Transferring Party written notice (the "Tag Along Notice") of either its desire to sell or receipt of a Bona Fide Offer, including a description of the number of Shares to be offered or purchased, their proposed or offered price, the financial terms on which they will be offered or purchased and, in the case of receipt of a Bona Fide Offer, the identity of the third party offeror.

(d) The non-Transferring Party may, not later than fifteen (15) days after receipt of the Tag Along Notice, deliver to the Transferring Party notice in writing irrevocably binding on the Transferring Party (to the extent and in a manner consistent with applicable law) to sell all (not part) of the Shares owned by the non-Transferring Party (the "Tag Along Shares") in accordance with the provisions of this Clause 10.5. If the non-Transferring Party deliver such written notice, the Transferring Party shall cause the third party offeror to deliver to the non-Transferring Party a Bona Fide Offer in writing (the "Tag Along Offer") to purchase the Tag Along Shares from the non-Transferring Party.

(e) The Tag Along Offer shall be binding upon the third party offeror and shall contain only such terms and conditions as are identical to those upon which the Transferring Party proposes to sell to the third party offeror.

(f) The closing date and other closing arrangements for the purchase and sale transaction between the non-Transferring Party and the third party offeror shall be specified in the Tag Along Offer and shall be the same as those specified between the Transferring Party and the third party offeror.

(g) In the event that (i) the third party offeror does not deliver a Tag Along Offer to the non-Transferring Party, (ii) the terms and conditions of the Tag Along Offer are less favorable than those specified between the Transferring Party and the third party offeror, or (iii) the third party offeror only wishes to purchase part but not all of the Shares of the non-Transferring Party (where the non-Transferring Party has elected to sell all of its Shares), then the Transferring Party shall not be entitled to effect the proposed Transfer of its own Shares to the third party offeror.

(h) Any Transfer by the Transferring Party of part or all of its Shares in breach of the provisions of this Clause 10.5 shall be deemed null and void, with the Shareholders expressly agreeing that such attempted Transfer shall immediately render the Transferring Party in material breach of this Agreement, and subject to the provisions of Clause 10.7 of this Agreement and the respective consequences thereof.

(i) The Parties expressly acknowledge and agree that neither Metrogas nor Williams, as the case may be, shall be entitled to the "tag along" option specified in this Section 10.5 if it owns 50% or more of the Shares of the Company.

10.6. Recording of Transfers; Endorsement of Certificates. The Company shall not record the transfer of Shares by a Shareholder in violation of this Section 10, and shall affix the following legend on any stock certificate representing Shares subject to this Section 10:

         "Any sale, assignment, transfer, pledge, bequest or other disposition of the shares of stock represented by this Certificate is restricted by and subject to the terms and provisions of a Shareholders Agreement dated September 30, 1998 by and among this Company, Williams International Telecom (Chile) Limited and Metrogas S.A., a copy of which Agreement is on file in the principal office of this Company, which Agreement may from time to time hereafter be amended."

10.7. Option to Purchase Shares Upon Certain Events.

(a) Upon the occurrence of any of the following events:

(i) the judicial declaration of bankruptcy of one of the Shareholders in accordance with the General Law of Bankruptcy of the Republic of Chile and the designation of a bankruptcy syndicate; or

(ii) the presentation to the courts of justice of an application for a judicial, preventative agreement in accordance with the General Law of Bankruptcy of the Republic of Chile;

then the Shareholders which have not suffered the event shall have the right, exercisable in writing within sixty (60) days after the later of (A) receipt of written notice of the occurrence of such event or (B) the conclusion of the appraisal contemplated in Section 10.7(c) below, to purchase all of the Shares held by the other Shareholder on the terms set forth below. Each Shareholder agrees to promptly notify the other Shareholder in writing of the occurrence of any of the events specified above.

(b) The purchase price for any Shares to be purchased hereunder shall be the Fair Market Value of the Shares of the Shareholder, which has suffered the event, as determined in accordance with Clause 10.7(c) below.

(c) Within sixty (60) days after the occurrence of the event described in (a) above, the Shareholders either (A) shall jointly appoint an internationally recognized investment banking firm, or (B) failing this joint action, each separately shall designate an investment banking firm and, within thirty (30) days after their appointment, the designated internationally recognized investment banking firms shall designate an internationally-recognized investment banking firm which shall make the final determination of value ('Neutral Investment Banker'). The failure by either of the Shareholders to appoint an investment banking firm within the time allowed shall be deemed equivalent to appointing the other Shareholder's investment banking firm as the Neutral Investment Banker. Within sixty (60) days after the appointment of the Neutral Investment Banker, the Neutral Investment Banker shall render its appraisal of the fair market value of the Shares to be purchase, which appraisal shall be binding and conclusive. The Company shall bear all costs and expenses associated with the valuation and appraisal procedure specified herein.

(d) The payment date of the purchase price pursuant to this Section 10.7 shall not be later than sixty (60) days after the final determination of value of the Shares by the Neutral Investment Banker. Any purchase of Shares pursuant to this
Section 10.7 shall take place on the payment date thereof and the certificates representing all of the Shares so purchased shall be duly endorsed and delivered to the purchasing Shareholders on the payment date.

(e) If, upon the occurrence of one of the events specified in (a) above, a Shareholder having the right to purchase the Shares of the other Shareholder does not exercise such right within the sixty (60) day period specified above, then this Company shall be liquidated and dissolved in the manner specified in
Section 14.

10.8. Ownership through intermediaries. In accordance with Section 10.2 of this Agreement, in the event that any Shareholder owns, whether presently or in the future, Shares through an intermediary Person, and such Shareholder wishes at any time to Transfer any or all of such Shares to one or more third parties that do not fall within the definition of "Affiliate", the Shareholder or Shareholders, as the case may be, must, previously to such Transfer, transfer the Shares held such the intermediary Person back to the Shareholder or to the controlling parent company of the Shareholder, in order to ensure continued ownership of the Shares by the Shareholder or an Affiliate thereof.

                                   SECTION 11

               DISTRIBUTIONS OF DIVIDENDS AND APPLICATION OF FUNDS

11.1. Distributions of Dividends. Subject to the terms of any other contractual agreement between the Shareholders, distributions of dividends shall be made to the Shareholders on the basis of annual and retained profits, upon the affirmative vote of a simple majority of the members of the Board of Directors.


                                   SECTION 12

                              TERM AND TERMINATION

12.1. Term. This Agreement shall come into effect as of the date hereof and, unless otherwise provided herein, shall remain in full force and effect until the earlier of the following:

(a) the mutual written consent of eighty percent point two (80.2%) of the Shares subject to this Agreement to terminate this Agreement;

(b) if either Metrogas or Williams, or their respective Affiliates, each hold less than 19.9% of the total issued Shares of the Company; or

(c) the election of the non-breaching Shareholder to terminate this Agreement upon the occurrence of one of the events specified in Sections 10.7(a) and 13.1(b).

12.2. Effect of Termination of the Agreement. The termination of this Agreement shall not in any way operate to impair or destroy any of the rights or remedies of either Shareholder, or to relieve any Shareholder of its obligations to comply with any of the provisions of this Agreement, which shall have accrued prior to the effective date of termination. Furthermore, the Shareholders expressly agree that Clauses 10.7, 13.1 and any other Clauses of this Agreement, which may, from time to time, be determined by mutual agreement of the Shareholders, shall survive any termination for any reason whatsoever of this Agreement. In the event that the Shares of the non-terminating Shareholder are not purchased by the terminating Shareholder in the manner set forth in Section

10.7, the Shareholders shall vote their respective Shares and cause the Board of Directors to take such actions as are necessary to liquidate and dissolve the Company in accordance with all applicable laws.

                                   SECTION 13

                                 MATERIAL BREACH

13.1. Material Breach.

(a) If any Shareholder claims that another Shareholder is in material breach of this Agreement, the non-breaching Shareholder shall be entitled to submit its claim for determination by the arbitration panel referred to in Clause 15.12 of this Agreement.

(b) In the event that the aforementioned arbitration panel determines that any Shareholder is in material breach of this Agreement, the Parties agree that any damage caused by such material breach would be impracticable or extremely difficult to fix and, accordingly, agree that the non-breaching Shareholder or Shareholders shall be entitled to elect to (i) receive payment of an amount of liquidated damages ("Liquidated Damages"), as determined by the arbitration panel, or (ii) purchase all of the Shares of the breaching Shareholder at the Fair Market Value of the Shares, as determined in accordance with Clause 10.7(c) above, minus the amount of Liquidated Damages determined by the arbitration panel, and terminate this Agreement.

(c) For the purposes of this Agreement, no Shareholder may invoke or exercise any rights which it has due to or as a result of any material breach of this Agreement by any other Shareholder until the existence or occurrence of such material breach has been determined by the arbitration panel specified in Clause
15.12 of this Agreement.

                                   SECTION 14

                     DISSOLUTION AND LIQUIDATION OF COMPANY

14.1. Financial Accounting and Tax Returns. Upon the dissolution of the Company, a complete and accurate accounting shall be made by the Company's independent auditing firm from the date of the last previous audit to the date of dissolution and all required tax returns shall be timely filed in connection therewith.

14.2. Dissolution and Liquidation Procedures. Upon the dissolution of Company, the Shareholders shall each appoint one (1) individual who shall jointly act as liquidator to wind up Company (collectively 'Liquidator'). The Liquidator shall have full power and authority to take full account of Company's assets and liabilities and to wind up and liquidate the affairs of Company in an orderly and business-like manner as is consistent with obtaining the fair value thereof upon dissolution. Company shall engage in no further business thereafter other than as necessary to operate on an interim basis, collect its receivable, pay its liabilities and liquidate its assets. All proceeds from liquidation shall be distributed in the following order of priority: (i) first, to the payment of all creditors of Company and the expenses of liquidator; and (ii) second, to the establishing of a reserve which the Liquidator deems reasonably necessary for any contingent, known or unforeseen liabilities or obligations of Company.

14.3. Cancellation of Certificates. Upon the completion of the distributions in liquidation of the Company as provided in this Section 14, the Liquidator shall cause the cancellation of all share certificates and shall take such other actions as may be appropriate to finally dissolve and liquidate the Company.

                                   SECTION 15

                            MISCELLANEOUS PROVISIONS

15.1. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be mailed to the Party to whom notice is to be given, by telex or facsimile, and confirmed by first class mail, registered or certified, return receipt requested, postage prepaid, and properly addressed as follows (in which case such notice shall be deemed to have been duly given on the third day following the date of such sending):

If to Williams:

Williams International Company
Attn. Mr. John C. Bumgarner, Jr.
One Williams Center, Suite 4100
Tulsa, Oklahoma 74172
United States of America
Facsimile No.  (+1) 918 573 8051

with a copy to

Mr. Antonio Ortuzar Vicuna
Cruzat, Ortuzar & MacKenna
Nueva Tajamar 481, Torre Norte, Piso 21
Las Condes
Santiago, Chile
Facsimile No. (+562) 362-9878

If to Metrogas:

Metrogas S.A.
Attn. Mr. Juan Claro Gonzalez
Avenida El Bosque Norte 0177, Piso 11
Las Condes
Santiago, Chile

Facsimile No. (+562) 337-8193

with a copy to:
Attn. Mr. Francisco Gazmuri Schleyer
Avenida El Bosque Norte 0177, Piso 11
Las Condes
Santiago, Chile
Facsimile No. (+562) 337-8193

If to Metrocom:

Metrocom S.A.
Attn. Mr. Jake Steelman, Jr.
Avenida El Bosque Norte 0177, Piso 15
Las Condes
Santiago, Chile
Facsimile No. (+562) 332-0344

with a copy to:
Attn.: Mr. Santiago Montt Vicuna
Montt, Iruarrizaga y Cia. S.A.
Los Conquistadores 1700, Piso 11
Santiago, Chile
Facsimile No. (+562) 231-5495

Any Party by giving notice to the others in the manner provided above may change such Party's address for purposes of this Section 15.1.

15.2. Publicity and Disclosure. Subject to limitations placed upon Williams, Metrogas and the Company by any applicable securities laws, the timing and content of any announcements, press releases and public statements concerning the transactions contemplated herein will be by mutual agreement of the Shareholders and the Shareholders hereby agree, to the extent reasonable, to keep the terms of this Agreement, the CIPA, the Technical Services Agreement and any other agreements contemplated hereby confidential.

15.3. Entire Agreement. This Agreement (together with all Exhibits attached hereto and all documents and instruments delivered in connection herewith) and the By-Laws constitute the full and complete agreement and understanding between the Shareholders and shall supersede any and all prior written and oral agreements concerning the subject matter contained herein (including the Memorandum of Agreement) provided, however, that any obligations of the Shareholders contained in any confidentiality or non-disclosure agreement shall, to the extent they are not inconsistent with this Agreement or any other agreement contemplated hereby, remain in full force and effect.

15.4. Amendment or Modification. This Agreement may not be modified or amended except in writing, duly signed by the authorized representatives of each of the Shareholders, which are or become a Party hereto. Any condition or provision of or in any document or communication whatsoever, other than a writing amending or modifying this Agreement in accordance with the first sentence of this Section 15.4, shall be deemed inapplicable to the obligations between the Shareholders.

15.5. Severability. In the event any one or more of the non-material provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and/or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. In such event such non-material invalid provision or provisions shall be validly reformed so as to approximate as nearly a possible the intent of the Shareholders and, if unreformable, shall be severed and deleted from this Agreement. In the event any one or more of the material provisions contained in this Agreement shall be invalid, illegal or unenforceable in any material respect, the Shareholders shall promptly meet to renegotiate the material provisions of this Agreement.

15.6. Waiver. No failure or delay by any Shareholder to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or thereunder or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such Shareholder from exercising any such right, power or remedy at any later time or times.

15.7. Enforcement. The Shares are unique and cannot be readily purchased or sold in the open market. For this reason, among others, the Shareholders hereto will be irreparably damaged in the event that this Agreement is not deemed to be specifically enforceable, and the Shareholders hereby agree that this Agreement shall be specifically enforceable. Such remedy shall be cumulative and not exclusive and shall be in addition to any other remedy that the Shareholders may have.

15.8. Remedies. No right, power or remedy herein conferred upon or reserved to any Shareholder is intended to be exclusive of any other right, power or remedy or remedies, and each and every right, power and remedy of any Shareholder pursuant to this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall to the extent permitted by law be cumulative and concurrent, and shall be in addition to every other right, power or remedy pursuant to this Agreement, or now or hereafter existing at law or in equity or by statute or otherwise and the exercise or beginning of the exercise by any Shareholder of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by any Shareholder of any or all such other rights, powers or remedies.

15.9. Headings. Headings in this Agreement are included herein for the convenience of reference only and shall not constitute a part of this Agreement for any purpose.

15.10. Attorneys' Fees and Costs. In the event of any action at law or in equity between the Shareholders to enforce any of the provisions hereof, the unsuccessful party or parties to such litigation shall pay to the successful party or parties all costs and expenses, including actual attorneys' fees, incurred therein by such successful party or parties; and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees may be included in and as part of such judgment. The successful party shall be the party who is entitled to recover his costs of suit, whether or not the suit proceeds to final judgment. A party not entitled to recover his costs shall not recover attorneys' fees.

15.11. Governing Law and Domicile. This Agreement shall be construed in accordance with the internal laws, and not the law of conflicts, of the Republic of Chile applicable to agreements made and to be performed in such jurisdiction. For all legal purposes, the Parties establish domicile as the city of Santiago, Chile.

15.12. Disputes.

(a) In the event of any dispute arising out of or in relation to this Agreement, or its complementary documents or amendments thereto, amongst the Parties, whether with regard to its interpretation, fulfillment, validity, termination or other cause related to this Agreement, the matter in question shall be submitted firstly to the respective Presidents or Chief Executive Officers of the Parties for resolution.

(b) If the Parties do not reach an agreement in accordance with paragraph (a) the dispute shall be referred to the International Chamber of Commerce ("ICC") for mediation which is to be conducted in accordance with the Mediation Guidelines in force at the date of this Agreement (which set out the procedures to be adopted, the process of selection of the mediator and the costs involved in the mediation all of which are incorporated into this Agreement) provided that such mediation must be completed within 45 Business Days. Failing resolution as provided above the dispute shall be submitted to arbitration before the ICC by a single arbitrator agreed to by the parties and failing agreement within 30 days then appointed by the ICC. All mediation and arbitration proceedings shall take place in New York, New York in the English and Spanish languages.

15.13. Exhibits. All exhibits attached hereto and referred to herein are hereby incorporated herein as though fully set forth in this Agreement.

15.14. Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

15.15. Counterparts. This Agreement may be executed in one or more counterparts by the Parties hereto. All counterparts shall be construed together and shall constitute one agreement.

15.16. Agreement to Perform Necessary Acts. Each Shareholder agrees to perform any further acts and to execute and deliver any and all further documents and/or instruments, which may be reasonably necessary to carry out the provisions of this Agreement and to carry out the Business of the Company.

15.17. Force Majeure. Any Shareholder shall be excused for failures and delays in performance of its respective obligations under this Agreement that are caused by Force Majeure. This provision shall not, however, release such Shareholder from using its best efforts to avoid or remove such cause and such Shareholder shall continue performance hereunder with the utmost dispatch whenever such causes are removed. Upon claiming any such excuse or delay for non-performance, such Shareholder shall give prompt written notice thereof to the other Shareholders. Notwithstanding the foregoing, should an event of Force Majeure remain in effect for a period of three (3) months, then, in such event, the Shareholders hereby agree to promptly renegotiate the terms of this Agreement, and if no such agreement can be reached within sixty (60) days of such three (3) month period, then this Agreement may be terminated automatically upon notice by any unaffected Shareholder to the affected Shareholder and be of no further force or effect. Nothing contained herein or elsewhere shall impose any obligation on any Party to settle any labor difficulty. For the purposes of this Section 15.17, the definition of the term "force majeure" shall, in substitution of the definition under the Chilean Civil Code, mean acts of God, fires, casualties, strikes, wars, riots, civil disorders, earthquakes, volcanoes, lockouts, labor disturbances, slow downs, insurrections, any law, order, proclamation, decree, regulation, ordinance, demand or requirement of any governmental agency; failure to obtain necessary government approvals after using reasonable best efforts; freight embargoes; or any similar condition or occurrence beyond the reasonable control of a Party.

15.18. Costs and Expenses. The Shareholders shall each bear and pay for their respective costs and expenses regarding the negotiation and preparation of this Agreement and all documents, instruments and agreements related thereto. Costs and expenses incurred by the Company after the date of this Agreement shall be paid by the Company.

15.19. Representations. Each of the Parties to this Agreement represents that it is duly organized and existing in accordance with the laws of the applicable jurisdiction, and that the legal representative or representatives executing this Agreement on its behalf are duly and fully authorized to do so.

15.20. Conflict with By-Laws. In the event of any conflict or discrepancy between this Agreement, or the terms thereof, and the By-Laws, the terms of this Agreement shall prevail. Within ninety (90) days of the receipt of written notice from any Shareholder to the other Shareholders, notifying the latter of such conflict or discrepancy, the Shareholders must (a) cause a special meeting of the Shareholders to be held, (b) attend such special meeting in order to form the necessary quorum, and (c) vote to modify the By-Laws as required so as to be consistent with this Agreement, or the terms thereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives in the manner legally binding upon them.

/s/ CRAIG S. JONES
-----------------------------------
Craig S Jones
WILLIAMS INTERNATIONAL TELECOM
(CHILE) LIMITED



/s/ JUAN CLARO GONZALEZ                   /s/ EDUARDO MORANDE MONTT
-----------------------------------       -----------------------------------
Juan Claro Gonzalez                       Eduardo Morande Montt
Chairman of the Board                     Managing Director
METROGAS S.A.                             METROGAS S.A.



/s/ JORGE ROSENBLUT RATINOFF              /s/ FRANCISCO GAZMURI SCHLEYER
-----------------------------------       -----------------------------------
Jorge Rosenblut Ratinoff                  Francisco Gazmuri Schleyer
Managing Director                         Director
METROCOM S.A.                             METROCOM S.A.

                                     ANNEX A

                               DRAFT BUSINESS PLAN


                                      ****



------
**** Confidential material has been omitted and filed separately with the Securities and Exchange Commission.

                     WILLIAMS INTERNATIONAL (CHILE) LIMITED

                                                                  March 30, 1999

Metrogas S.A.
Avda. El Bosque Norte 0177, piso 15
Las Condes, Santiago
Chile

Attn: Mr. Juan Claro

Dear Juan:

Reference is made to the Shareholders' Agreement (the "Shareholders' Agreement") dated the date hereof among Metrogas S.A. ("Metrogas"), Williams International Telecom (Chile) Limited ("Williams") and Metrocom S.A. ("Metrocom") and to the Warrant Agreement (the "Warrant Agreement") dated the date hereof among Metrogas, Williams and Metrocom. Unless otherwise specified, terms defined in the Shareholders' Agreement are used herein as therein defined.

Williams hereby waives certain influence and control-related rights granted by the Shareholders', as set forth below, until such time as Williams elects to subscribe to the Warrant Shares (as defined in the Warrant Agreement)(the "Waiver Period").

Williams agrees to waive the following rights in the Shareholders' Agreement during the Waiver Period:

(1) Section 4.1 (b) rights of Williams under Clauses (i), (ii), (iv), (v),
    (vi), (vii), (viii), (x), (xiii) and (xiv).

(2) Section 4.2 (a) rights of Williams to (i) nominate and to instruct Metrogas to nominate one director; and (ii) be deemed to have nominated two directors for the purposes of Section 4.2(d).

(3) Section 4.2 (b) rights of Williams to nominate the Chairman of the Board of Directors of Metrocom.

(4) Section 4.3 (b) rights of Williams to nominate senior officers and managers of Metrocom.

The waiver set forth above shall be effective during the Waiver Period, but shall not be made by Williams to any other party during or after the Waiver Period, in accordance with the terms of the Shareholders' Agreement.

The Shareholders' Agreement, Subscription Agreement, Technical Services Agreement, CIPA and the Warrant Agreement or any other agreement or instrument signed and entered into by the parties thereto are and shall continue in full force and effect and are hereby in all respects ratified and confirmed. Except as expressly set forth above with respect to the Shareholders' Agreement, this letter shall not act as a waiver of any right, power or remedy of Williams under the Shareholders' Agreement, the Warrant Agreement, Subscription Agreement, Technical Services Agreement, CIPA, any other agreement or instrument signed and entered into by the parties thereto or any other document related thereto.

This letter of waiver shall be governed by and construed in accordance with the laws of Chile. Any disputes arising hereunder or in connection herewith shall be resolved in accordance with Section 15.12 of the Shareholders' Agreement.

Sincerely,



WILLIAMS INTERNATIONAL (CHILE) LIMITED

BY: /s/ CRAIG S. JONES
    -----------------------
NAME:   Craig S. Jones


Acknowledge and Accepted:


METROGAS S.A.                                METROCOM S.A.

BY: /s/ JUAN CLARO GONZALEZ                  BY: /s/ JORGE ROSENBLUT RATINOFF
    ---------------------------                  -------------------------------
NAME:   Juan Claro Gonzalez                  NAME:   Jorge Rosenblut Ratinoff